                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

(Mark One)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the quarterly period ended March 31, 2001

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______________________ to ______________________

                         Commission File Number 0-23164

                            LANDMARK BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                  Kansas                             48-1142260
         (State or other jurisdiction              I.R.S. Employer
         of incorporation or organization)       Identification Number


              CENTRAL AND SPRUCE STREETS, DODGE CITY, KANSAS 67801 (Address and Zip Code of principal executive offices)

                                 (620) 227-8111
              (Registrant's telephone number, including area code)

                                       N/A
              (Former name, former address and former fiscal year,
                         if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes  [X]  No  [  ]

The number of shares outstanding of each of the issuer's classes of common stock, as of May 4, 2001:

         $.10 par value common stock                 1,092,438 shares
                  (Class)                              (Outstanding)

                            LANDMARK BANCSHARES, INC.


                                      INDEX

                                                                                                                        Page
                                                                                                                        Number

        PART I.                 FINANCIAL INFORMATION

                    Item 1.     Financial Statements

                                Statements of Financial Condition as of
                                March 31, 2001 (unaudited) and September 30, 2000                                           1

                                Statements of Income for the Three and Six Months Ended
                                March 31, 2001 and 2000 (unaudited)                                                         2

                                Statements of Comprehensive Income for the Three and
                                And Six Months Ended March 31, 2001 and 2000 (unaudited)                                    4

                                Statements of Cash Flows for the Six Months Ended
                                March 31, 2001 and 2000 (unaudited)                                                        5 - 6

                                Notes to Financial Statements                                                              7 - 11

                    Item 2.     Management's Discussion and Analysis of
                                Financial Condition and Results of Operations                                             12 - 18

                    Item 3.     Quantitative and Qualitative Disclosures about Market Risk                                19 - 21


        PART II     OTHER INFORMATION

                    Item 1.     Legal Proceedings                                                                           22

                    Item 2.     Changes in Securities and Use of Proceeds                                                   22

                    Item 3.     Default Upon Senior Securities                                                              22

                    Item 4.     Submission of Matter to a Vote of Security Holders                                          22

                    Item 5.     Other Information                                                                           22

                    Item 6.     Exhibits and Report on Form 8-K                                                             22


        SIGNATURES                                                                                                          23

                            LANDMARK BANCSHARES, INC.
                 Consolidated Statements of Financial Condition

                                                                                         March 31, 2001       September 30, 2000
                                                                                         (Unaudited)
                                                                                     --------------------     --------------------
ASSETS Cash and due from banks:
Non-interest bearing                                                                       $   1,290,153            $   1,335,431
Interest bearing                                                                               5,569,777                3,754,540
                                                                                     --------------------     --------------------
Total cash and due from banks                                                                  6,859,930                5,089,971
Time deposits in other financial institutions                                                    259,342                  281,771
Investment securities held-to-maturity                                                                 0               28,666,885
Investment securities available-for-sale                                                      27,474,107                9,587,607
Mortgage-backed securities held-to-maturity                                                            0               10,112,018
Mortgage-backed securities available-for-sale                                                 24,068,306                        0
Loans receivable, net                                                                        157,930,559              182,659,647
Loans held-for-sale                                                                            1,526,908                8,854,493
Accrued income receivable                                                                      1,338,682                1,641,904
Foreclosed assets, net                                                                           383,473                  170,724
Office properties and equipment, net                                                           1,528,876                1,635,170
Prepaid expenses and other assets                                                              1,845,300                1,666,882
Income taxes receivable, current                                                                       0                   99,217
Deferred income taxes                                                                                  0                  209,686
                                                                                     --------------------     --------------------
TOTAL ASSETS                                                                              $  223,215,483           $  250,675,975
                                                                                     ====================     ====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits                                                                                     151,822,692              165,325,440
Advances and other borrowings from
  Federal Home Loan Bank                                                                      42,000,000               57,000,000
Advances from borrowers for taxes and insurance                                                1,316,824                2,337,045
Accrued expenses and other liabilities                                                         3,068,503                2,351,486
Income taxes:
    Current                                                                                       23,542                        0
    Deferred                                                                                     241,980                        0
                                                                                     --------------------     --------------------
TOTAL LIABILITIES                                                                         $  198,473,541           $  227,013,971
                                                                                     --------------------     --------------------

Stockholders' Equity:
Preferred Stock, no par value;  5,000,000 shares
  authorized;  none issued
Common Stock, $0.10 par value; 10,000,000 shares
  authorized; 2,281,312 shares issued                                                            228,131                  228,131
Additional paid-in capital                                                                    22,388,208               22,475,208
Retained income, substantially restricted                                                     24,724,757               24,022,616
Accumulated other comprehensive income (loss)                                                    624,857                 (110,594)
Unamortized stock acquired by Employee Stock
  Ownership Plan                                                                                (418,963)                (418,963)
Treasury Stock, at cost, 1,188,874 shares at March 31, 2001
  and 1,173,938 shares at September 30, 2000                                                 (22,805,048)             (22,534,394)
                                                                                     --------------------     --------------------
Total Stockholders' Equity                                                                 $  24,741,942            $  23,662,004
                                                                                     --------------------     --------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $  223,215,483           $  250,675,975
                                                                                     ====================     ====================

                            LANDMARK BANCSHARES, INC.
                        Consolidated Statements of Income

                                                                    Three Months Ended March 31        Six Months Ended March 31
                                                                       2001             2000             2001             2000
                                                                            (unaudited)                       (unaudited)
                                                                   ------------------------------    ------------------------------
INTEREST INCOME
Interest on loans                                                   $ 3,636,346      $ 3,611,972      $ 7,385,425      $ 7,176,709
Interest and dividends on investment securities                         468,278          650,927        1,037,944        1,362,253
Interest on mortgage-backed securities                                  163,922          194,282          329,812          397,442
                                                                   -------------    -------------    -------------    -------------
Total interest income                                                 4,268,546        4,457,181        8,753,181        8,936,404
                                                                   -------------    -------------    -------------    -------------

INTEREST EXPENSE
Deposits                                                              2,001,198        1,854,420        4,117,459        3,651,861
Borrowed funds                                                          641,909          868,298        1,403,754        1,660,929
                                                                   -------------    -------------    -------------    -------------
Total interest expense                                                2,643,107        2,722,718        5,521,213        5,312,790
                                                                   -------------    -------------    -------------    -------------

Net interest income                                                   1,625,439        1,734,463        3,231,968        3,623,614

PROVISION FOR LOSSES ON LOANS                                            45,000           95,000           90,000          230,000

                                                                   -------------    -------------    -------------    -------------
Net interest income after provision for losses                        1,580,439        1,639,463        3,141,968        3,393,614
                                                                   -------------    -------------    -------------    -------------

NON-INTEREST INCOME
Service charges and late fees                                           112,930          111,745          232,879          218,290
Net gain on sale of trading investments                                       0                0           43,618                0
Net gain on sale of available-for-sale investments                      147,163           32,695          170,412           43,286
Net gain on sale of loans                                                60,041           41,481          378,770           92,213
Service fees on loans sold                                                4,243           20,316           15,812           41,048
Other income                                                             24,834           17,693           51,452           55,968
                                                                   -------------    -------------    -------------    -------------
                                                                        349,211          223,930          892,943          450,805
                                                                   -------------    -------------    -------------    -------------
NON-INTEREST EXPENSE
Compensation and related expenses                                       637,699          531,840        1,264,946        1,139,880
Occupancy expense                                                        62,765           61,352          132,686          124,799
Advertising                                                              18,106           34,851           38,941           54,534
Federal insurance premium                                                27,222           33,261           49,296           70,980
Loss (gain) from real estate operations                                   2,675            (414)            7,916            5,514
Data processing                                                          44,096           62,713           76,103          100,258
Other expense                                                           261,813          278,393          499,132          531,153
                                                                   -------------    -------------    -------------    -------------
                                                                      1,054,376        1,001,996        2,069,020        2,027,118
                                                                   -------------    -------------    -------------    -------------
Income before income taxes and cumulative
effect on prior years of accounting change                              875,274          861,397        1,965,891        1,817,301

INCOME TAXES EXPENSES                                                   322,400          357,000          732,544          726,300
                                                                   -------------    -------------    -------------    -------------
Net income before cumulative effect
on prior years of accounting change                                     552,874          504,397        1,233,347        1,091,001

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
FOR DERIVATIVE FINANCIAL INSTRUMENTS,
NET OF INCOME TAX BENEFIT OF $125,144                                         0                0        (214,553)                0
                                                                   -------------    -------------    -------------    -------------

Net income                                                           $  552,874       $  504,397      $ 1,018,794      $ 1,091,001
                                                                   =============    =============    =============    =============

                            LANDMARK BANCSHARES, INC.
                        Consolidated Statements of Income
                                    Continued

                                                                  Three Months Ended March 31      Six Months Ended March 31
                                                                    2001             2000            2001             2000
                                                                         (unaudited)                      (unaudited)
                                                                ------------------------------    -----------------------------
Basic earnings per share
------------------------
Earnings before cumulative effect of change in
  accounting for derivative financial instruments                       $0.52           $0.47           $1.16            $1.01
Cumulative effect of change in accounting for
  derivative financial instruments                                      $0.00           $0.00          ($0.20)           $0.00
                                                                --------------   -------------    ------------    -------------
              Net income                                                $0.52           $0.47           $0.96            $1.01
                                                                ==============   =============    ============    =============

Diluted earnings per share
--------------------------
Earnings before cumulative effect of change in
  accounting for derivative financial instruments                       $0.49           $0.43           $1.08            $0.94
Cumulative effect of change in accounting for
  derivative financial instruments                                      $0.00           $0.00          ($0.18)           $0.00
                                                                --------------   -------------    ------------    -------------
              Net income                                                $0.49           $0.43           $0.90            $0.94
                                                                ==============   =============    ============    =============

Dividends per share                                                     $0.15           $0.15           $0.30            $0.30
-------------------

                            LANDMARK BANCSHARES, INC.
                 Consolidated Statements of Comprehensive Income

                                                                       Three Months Ended                   Six Months Ended
                                                                            March 31                            March 31
                                                                    2001               2000              2001             2000
                                                                 (Unaudited)        (Unaudited)       (Unaudited)      (Unaudited)
                                                                --------------     --------------    --------------   --------------
Net income                                                         $  552,874         $  504,397       $ 1,018,794      $ 1,091,001
                                                                --------------     --------------    --------------   --------------

Other comprehensive income, net of tax: Unrealized gains (losses) on securities:
          Cumulative effect of change in accounting for
            financial instruments                                           0                  0          (719,863)               0
          Unrealized holding gains (losses) arising during the
            period                                                    831,442           (178,744)        1,562,673         (323,006)
          Less: reclassification adjustment for gains included
            in net income                                             (92,713)           (19,617)         (107,360)         (25,972)
                                                                --------------     --------------    --------------   --------------

Total other comprehensive income                                      738,729          (198,361)           735,450        (348,978)
                                                                --------------     --------------    --------------   --------------

Comprehensive income                                              $ 1,291,603         $  306,036       $ 1,754,244       $  742,023
                                                                ==============     ==============    ==============   ==============

                            LANDMARK BANCSHARES, INC.
                      Consolidated Statements of Cash Flows

                                                                                  Six Months Ended  March 31
                                                                                     2001             2000
                                                                                  (unaudited)      (unaudited)
                                                                                 ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                  $  1,018,794    $  1,091,001
     Adjustments to reconcile net income to net cash
        provided (used) by operating activities:
          Cumulative effect of change in accounting for financial instruments         214,553               0
          Amortization of mortgage servicing rights                                  (241,367)              0
          Depreciation                                                                109,509         116,559
          Realized gain on sale of investment securities available-for-sale          (170,412)        (43,286)
          Decrease (increase) in accrued interest receivable                          293,408         (87,297)
          Increase (decrease) in income taxes                                         306,380          35,280
          Increase (decrease) in accounts payable and accrued expenses                726,830        (845,372)
          Amortization of premiums and discounts on investments and loans, net        (14,141)        (11,614)
          Provision for losses on loans and investments                                90,000         230,000
          Net change in trading securities                                          9,642,188               0
          Other non-cash items, net                                                   138,025        (259,355)
          Sale of loans held-for-sale                                              19,198,821       4,720,329
          Gain on sale of loans held-for-sale                                        (378,770)        (92,213)
          Origination of loans held-for-sale                                      (11,479,355)     (3,674,878)
          Purchase of loans held-for-sale                                             (23,000)       (557,900)
                                                                                 ------------    ------------

Net cash provided by operating activities                                        $ 19,431,463    $    621,254
                                                                                 ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loan originations and principal collections, net                            $  4,708,903    $  2,915,038
     Loans purchased for investment                                                 1,632,950      (9,846,025)
     Principal repayments on mortgage-backed securities                                     0       1,849,115
     Principal repayments on available-for-sale mortgage-backed securities          1,451,517               0
     Acquisition of investment securities available-for-sale                       (1,260,000)       (300,000)
     Proceeds from sale of investment securities available-for-sale                 5,621,456       3,046,914
     Proceeds from maturities or calls of investment
       securities held to maturity                                                          0         200,000
     Net (increase) decrease in time deposits                                          29,079               0
     Proceeds from sale of foreclosed assets                                          272,102         228,245
     Acquisition of fixed assets                                                       (3,214)        (71,730)
                                                                                 ------------    ------------
Net cash provided (used) by investing activities                                 $ 12,452,793    $ (1,978,443)
                                                                                 ------------    ------------

                            LANDMARK BANCSHARES, INC.
                      Consolidated Statements of Cash Flows
                                   (Continued)

                                                                                    Six Months  Ended   March 31
                                                                                       2001               2000
                                                                                   (unaudited)        (unaudited)
                                                                                  ---------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                            $ (13,502,748)   $    (457,549)
     Net increase (decrease) in escrow accounts                                        (1,024,242)        (769,361)
     Proceeds from FHLB advances and other borrowings                                 196,000,000       36,000,000
     Repayment of FHLB advances and other borrowings                                 (211,000,000)     (33,500,000)
     Purchase of treasury stock                                                          (270,654)         312,378
     Dividends paid                                                                      (316,653)        (322,231)
                                                                                    -------------    -------------
Net cash provided (used) by financing activities                                      (30,114,297)       1,263,237
                                                                                    -------------    -------------
Net increase (decrease) in cash and cash equivalents                                    1,769,959          (93,952)

Cash and cash equivalents at beginning of period                                        5,089,971        5,975,730
                                                                                    -------------    -------------
Cash and cash equivalents at end of period                                          $   6,859,930    $   5,881,778
                                                                                    =============    =============

SUPPLEMENTAL DISCLOSURES Cash paid during the year for:
         Interest on deposits, advances, and other borrowings                       $   5,787,795    $   5,722,342
         Income taxes                                                                     704,240          489,590
     Transfers from loans to real estate acquired through foreclosure                     430,333          467,009
     Exchanged loans receivable for mortgage-backed securities                         17,945,036                0

     Cumulative effect of change in accounting for financial investments:
        Transfer of held-to-maturity securities to trading investments                  9,642,188                0
        Transfer of held-to-maturity securities to available-for-sale investments      27,657,273                0

                            LANDMARK BANCSHARES, INC.
                         PART I - FINANCIAL INFORMATION
                         ITEM 1. - FINANCIAL STATEMENTS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

The accompanying unaudited financial statements were prepared in accordance with the requirements for interim financial statements contained in SEC regulation S-X and, accordingly, do not include all information and disclosures necessary to present financial condition, results of operations and cash flows of Landmark Bancshares, Inc. (the "Company") and its wholly-owned subsidiary Landmark Federal Savings Bank (the "Bank") in conformity with generally accepted accounting principles. However, all normal recurring adjustments have been made which, in the opinion of management, are necessary for the fair presentation of the financial statements.

The results of operation for the six months ended March 31, 2001 are not necessarily indicative of the results which may be expected for the fiscal year ending September 30, 2001.

2.       LIQUIDATION ACCOUNT

On March 28, 1994, the Bank segregated and restricted $15,144,357 of retained earnings in a liquidation account for the benefit of eligible savings account holders who continue to maintain their accounts at the bank after the conversion of the bank from mutual to stock form. In the event of a complete liquidation of the Bank, and only in such event, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted balances of all qualifying deposits then held. The liquidation account will be reduced annually at September 30th to the extent that eligible account holders have reduced their qualifying deposits.

3.       INVESTMENTS AND MORTGAGE - BACKED SECURITIES

A summary of the Bank's carrying values of investments and mortgage - backed securities as of March 31, 2001 and September 30, 2000, is as follows:

                                                     March 31, 2001           September 30,2000
                                                   --------------------      --------------------
Investment Securities:
     Held to maturity:
     Government Agency Securities                  $                 0        $       27,481,885
     Municipal Obligations                                           0                 1,185,000
     Other                                                           0                         0
                                                   --------------------      --------------------
                                                   $                 0        $       28,666,885
                                                   ====================      ====================
        Available for sale:
     Common Stock                                            4,921,358                 3,643,607
     Stock in Federal Home Loan Bank                         3,800,000                 3,800,000
     Government Agency Securities                           17,481,615                         0
     Municipal Obligations                                   1,115,134                         0
     Other                                                     156,000                 2,144,000
                                                   --------------------      --------------------
                                                   $        27,474,107       $         9,587,607
                                                   ====================      ====================
Mortgage - Backed Securities:
        Held to Maturity:
     FNMA - Arms                                                     0                 4,985,758
     FHLMC - Arms                                                    0                 1,461,099
     FHLMC - Fixed Rate                                              0                    49,505
     CMO Government Agency                                           0                 2,363,257
     CMO Private Issue                                               0                   903,288
     FNMA - Fixed Rate                                               0                   305,495
     GNMA - Fixed Rate                                               0                    43,616
                                                   --------------------      --------------------
                                                   $                 0       $        10,112,018
                                                   ====================      ====================

                                   March 31, 2001        September 30, 2000
                                  ----------------      --------------------
        Available for sale:
     FNMA - Arms                        4,349,612                         0
     FHLMC - Arms                       1,385,928                         0
     FHLMC - Fixed Rate                15,339,825                         0
     CMO Government Agency              1,998,418                         0
     CMO Private Issue                    689,407                         0
     FNMA - Fixed Rate                    280,367                         0
     GNMA - Fixed Rate                     24,749                         0
                                  ----------------      --------------------
                                  $    24,068,306       $                 0
                                  ================      ====================

4.       LOAN RECEIVABLE, NET

A summary of the Bank's loans receivable at March 31, 2001 and September 30, 2000, is as follows:

                                                        March  31, 2001        September 30, 2000
                                                     -------------------      -------------------
Real Estate loans:
          Residential                                   $   121,619,893         $   147,514,858
          Construction                                        2,333,866                 857,486
          Commercial                                         10,327,344               9,331,198
          Second mortgage                                    10,339,942              10,403,434
Commercial business                                           6,831,259               7,033,573
Consumer                                                      7,931,470               9,050,233
                                                     ------------------       ----------------
          Gross loans                                       159,383,774             184,190,782
          Less:  Net deferred loan fees, premiums
            and discounts                                       (42,624)               (154,428)
          Allowance for Loan Losses                          (1,410,591)             (1,376,707)
                                                     ------------------       -----------------
          Total loans, net                              $   157,930,559         $   182,659,647
                                                     ==================       =================

A summary of the Bank's allowance for loan losses for the three and six months ended March 31, 2001 and 2000, is as follows:

                                                   Three Months Ended                     Six Months Ended
                                                        March 31                              March 31
                                                 2001              2000               2001               2000
                                            ----------------  ----------------   ----------------  -----------------
Balance Beginning                              $  1,378,720      $  1,400,104       $  1,376,707       $  1,317,676
Provisions Charged to Operations                     45,000            95,000             90,000            230,000
Loans Charged Off Net of Recoveries                 (13,129)          (70,899)           (56,116)          (123,471)
                                            ----------------  ----------------   ----------------  -----------------
Balance Ending                                 $  1,410,591      $  1,424,205       $  1,410,591       $  1,424,205
                                            ================  ================   ================  =================

5.       FORECLOSED ASSETS - NET

Real Estate owned or in judgment and other repossessed property:

                                                         March 31, 2001       September 30, 2000
                                                     -------------------      ------------------
          Real Estate Acquired by Foreclosure             $           0           $     130,000
          Real Estate Loans in Judgement and
            Subject to Redemption                               377,893                  40,724
          Other Repossessed Assets                                5,580                       0
                                                     -------------------      ------------------
          Total Foreclosed Assets - Net                   $     383,473           $     170,724
                                                     ===================      ==================

6.       FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. The financial instruments include commitments to extend credit and commitments to sell loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract, or notional amounts of those instruments, reflects the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

On March 31, 2001, the Bank had outstanding commitments to fund real estate loans of $1,845,106. Of the commitments outstanding, $1,648,731 were for fixed rate loans at rates of 6.850% to 9.500%. Commitments for adjustable rate loans amounted to $196,375 with initial rates of 6.875% to 7.125%. Outstanding loan commitments to sell as of March 31, 2001 were $1,721,566. The Bank had outstanding commercial loan commitments of $2,430,000 with initial rates of 8.000% to 9.000%, at March 31, 2001.

7.       EARNINGS PER SHARE

Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (potential common stock) were exercised or converted to common stock. For periods presented potential common stock includes outstanding stock options and nonvested stock awarded under the management stock bonus plan.

Earnings per share for the six months ended March 31, 2001 and 2000, were determined as follows:

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                           Basic          Earnings        Per           Share
                                                            Three months ended              Six months ended
                                                                 March 31                       March 31
                                                            2001           2000           2001           2000
                                                        -----------    -----------    -----------    -----------
Weighted average common shares outstanding
  net of treasury shares                                  1,092,438      1,131,302      1,097,511      1,130,412
Average unallocated ESOP shares                             (38,436)       (52,124)       (40,148)       (53,836)
                                                        -----------    -----------    -----------    -----------
Weighted Average Shares for Basic EPS                     1,054,002      1,079,178      1,057,363      1,076,576
                                                        ===========    ===========    ===========    ===========
Net Income before cumulative effect
  of accounting change                                  $   552,874    $   504,397    $ 1,233,347    $ 1,091,001
                                                        ===========    ===========    ===========    ===========
Net Income                                              $   552,874    $   504,397    $ 1,018,794    $ 1,091,001
                                                        ===========    ===========    ===========    ===========
Earnings per share amount before cumulative effect of
  change in accounting for financial instruments        $      0.52    $      0.47    $      1.16    $      1.01
                                                        ===========    ===========    ===========    ===========

Earnings Per Share                                      $      0.52    $      0.47    $      0.96    $      1.01
                                                        ===========    ===========    ===========    ===========

                                                         Diluted     Earnings       Per          Share
                                                            Three months ended        Six months ended
                                                                 March 31                March 31
                                                            2001         2000        2001         2000
                                                        ----------   ----------   ----------   ----------
Weighted average shares for Basic EPS                    1,054,002    1,079,178    1,057,363    1,076,576
Dilutive stock options                                      78,706       84,352       81,681       88,750
                                                        ----------   ----------   ----------   ----------
Weighted Average Shares for Diluted EPS                  1,132,708    1,163,530    1,139,044    1,165,326
                                                        ==========   ==========   ==========   ==========

Net Income before cumulative effect
  of accounting change                                  $  552,874   $  504,397   $1,233,347   $1,091,001
                                                        ==========   ==========   ==========   ==========

Net Income                                              $  552,874   $  504,397   $1,018,794   $1,091,001
                                                        ==========   ==========   ==========   ==========

Earnings per share amount before cumulative effect
  of change in accounting for financial instruments     $     0.49   $     0.43   $     1.08   $     0.94
                                                        ==========   ==========   ==========   ==========

Earnings Per Share                                      $     0.49   $     0.43   $     0.90   $     0.94
                                                        ==========   ==========   ==========   ==========

8.       DIVIDENDS

At the Company's January 17, 2001 board meeting, the Directors of the Company declared a $0.15 per share dividend. The dividend was paid February 15, 2001 to all stockholders of record as of February 1, 2001.


9.       CHANGE IN ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITY

In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Management of the Company adopted the provisions of this statement beginning October 1, 2000.

As permitted by SFAS No. 133, on October 1, 2000, the Company transferred all of its securities from the held-to-maturity portfolio to the available-for-sale and trading portfolios as follows:

                                                           Securities Transferred
                                   -------------------------------------------------------------------------
                                                         Available
                                       Trading           For Sale            Total               Total
                                   (at fair value)    (at fair value)    (at fair value)    (at book value)
                                   ----------------   ----------------   ---------------    ----------------
Security
--------
Investment securities                  $ 9,642,188       $ 17,621,420      $ 27,263,608        $ 28,666,885

Mortgage-backed-securities                                 10,035,853        10,035,853          10,112,018
                                   ----------------   ----------------   ---------------    ----------------

 Total                                 $ 9,642,188       $ 27,657,273      $ 37,299,461        $ 38,778,903
                                   ================   ================   ===============    ================

As of October 1, 2000, the effect of the transfer of these securities was reported as a cumulative adjustment from a change in accounting principle, net of tax benefits, impacting earnings and other comprehensive income as follows:

                                                                      Adjustment to
                                                  Adjustment              Other
                                                      to              Comprehensive             Total
                                                   Earnings               Income             Adjustments
                                               ------------------    -----------------    ------------------
Investment securities                               $  (339,697)        $ (1,063,580)         $ (1,403,277)
Mortgage-backed securities                                                   (76,165)              (76,165)
                                               ------------------    -----------------    ------------------
  Pre-tax loss                                         (339,697)          (1,139,745)           (1,479,442)
Income tax benefit                                      125,144              419,882               545,026
                                               ------------------    -----------------    ------------------
  Net loss                                          $  (214,553)        $   (719,863)         $   (934,416)
                                               ==================    =================    ==================

The impact to earnings resulted in a loss of $214,553 that was recorded against current operations as of October 1, 2000, as a cumulative adjustment from a change in accounting principle, net of tax benefits. Future changes in fair value for any remaining securities in the trading portfolio will be reflected through current operations. Changes in fair value for any securities in the available-for-sale portfolio will be adjusted through other comprehensive income.

                            LANDMARK BANCSHARES, INC.
                         PART I - FINANCIAL INFORMATION
                 ITEM 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Landmark Bancshares, Inc. (the "Registrant" or the "Company") may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission (including the reports on Form 10-K, and 10-Q and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "Safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in consumer spending and savings habits; and the success of the Company at managing these risks.

The Company cautions that this list of important factors is not exclusive. The company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

This commentary is based on the assumption the reader of the form 10-Q has read, or has access to Managements' Discussion and Analysis, MD&A, for the preceding fiscal year-end September 30, 2000 filed in form 10-K. The results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the final year ending September 30, 2001 or any other period.


General:

Landmark Bancshares, Inc. ("Company") is the holding company for Landmark Federal Savings Bank ("Bank"). Apart from the operations of the Bank, the Company did not engage in any significant operations during the quarter ended March 31, 2001. The Bank is engaged in the business of accepting deposit accounts from the general public. These funds are used to originate mortgage loans for the purchase and refinancing of single-family homes located in Central and Southwestern Kansas, and the purchase of mortgage-backed and investment securities. In addition, the Bank offers and purchases loans through correspondent lending relationships. The Bank also has a Loan Origination Office located in Overland Park, Kansas. To a lesser extent, the Bank will purchase adjustable rate mortgage loans to manage its interest rate risk as deemed necessary. The Bank also makes automobile loans, second mortgage loans, home equity loans, savings deposit loans, and small business loans.

Changes in financial condition between March 31, 2001 and September 30, 2000:

On October 1, 2000, the Company adopted the provisions of Statement of Financial Accounting Standards 133 (SFAS 133). As permitted by SFAS 133, the Company transferred all of its securities from the held-to-maturity portfolio to the available-for-sale and trading portfolios as follows:

                                                           Securities Transferred
                                   -------------------------------------------------------------------------
                                                         Available
                                       Trading           For Sale            Total               Total
                                   (at fair value)    (at fair value)    (at fair value)  at book value)
                                   ----------------   ----------------   ---------------    ----------------
Security
--------
Investment securities                  $ 9,642,188       $ 17,621,420      $ 27,263,608        $ 28,666,885
Mortgage-backed-securities                                 10,035,853        10,035,853          10,112,018
                                   ----------------   ----------------   ---------------    ----------------
 Total                                 $ 9,642,188       $ 27,657,273      $ 37,299,461        $ 38,778,903
                                   ================   ================   ===============    ================

As of October 1, 2000, the effect of the transfer of these securities was reported as a cumulative adjustment from a change in accounting principle, net of tax benefits, impacting earnings and other comprehensive income as follows:

                                                                      Adjustment to
                                                  Adjustment              Other
                                                      to              Comprehensive             Total
                                                   Earnings               Income             Adjustments
                                               ------------------    -----------------    ------------------
Investment securities                               $  (339,697)        $ (1,063,580)         $ (1,403,277)
Mortgage-backed securities                                                   (76,165)              (76,165)
                                               ------------------    -----------------    ------------------
  Pre-tax loss                                         (339,697)          (1,139,745)           (1,479,442)
Income tax benefit                                      125,144              419,882               545,026
                                               ------------------    -----------------    ------------------
  Net loss                                          $  (214,553)         $  (719,863)          $  (934,416)
                                               ==================    =================    ==================

The impact to earnings resulted in a loss of $214,553 that was recorded against current operations as of October 1, 2000, as a cumulative adjustment from a change in accounting principle, net of tax benefits.

All securities, $9,642,188, transferred to the trading portfolio were sold between October 1 and December 31, 2000. The pretax profit was $43,618. The proceeds were used to repay borrowings from Federal Home Loan Bank and fund current operations.

During the quarter ended December 31, 2000 the Company sold approximately $16,148,425 of longer term fixed rate loans at a pretax profit of $318,730. The proceeds were used to repay borrowings from Federal Home Loan Bank and fund current operations.

The sales of the investments and fixed rate loans noted above, were elements of the Company's Interest Rate Risk Reduction Plan. The Interest Rate Risk Reduction Plan is designed to lessen the affects of changing interest rates on the Company's assets and liabilities.

Total assets decreased $5 million, or approximately 2% between December 31, 2000 and March 31, 2001. Components of this change are:

                                                                      (In Millions)
                                                   March 31            December 31            Change
                                               -----------------    ------------------   ------------------
Investment securities
    Held-to-maturity                           $              0     $               0    $              0
    Available-for-sale                                       27                    28                  (1)
                                               -----------------    ------------------   ----------------
                                                             27                    28                  (1)
                                               -----------------    ------------------   ----------------
Mortgaged-backed securities
    Held-to-maturity                                          0                     0                   0
    Available-for-sale                                       24                     9                  13
                                               -----------------    ------------------   ----------------
                                                             24                     9                  13
                                               -----------------    ------------------   ----------------

Loans receivable, net                                       158                   179                 (21)
Loans held-for-sale                                           2                     0                  (2)
                                               -----------------    ------------------   ----------------
                                                            160                   179                 (19)
                                               -----------------    ------------------   ----------------

Total cash and due from banks                                 7                     6                   1
                                               -----------------    ------------------   ----------------
Other                                                         1                     0                   1
                                               -----------------    ------------------   ----------------
                                                                                         $             (5)
                                                                                         ================


Improved market conditions permitted the Company to dispose of some available-for sale assets during the quarter.

During the quarter $17,945,036 of loans receivable were exchanged for a like dollar amount of mortgage-backed securities issued by Federal Home Loan Mortgage Corporation, commonly known as, "Freddie Mac." The participation certificates are traded daily. This allows management to take advantage of changes in the market more quickly as opposed to selling loans directly to the market. Other changes to Loans Receivable reflect repayment of loans in the normal course of business.

Mortgaged-backed securities increased $17,945,036 as noted in the preceding paragraph. Approximately $3,000,000 of these securities were sold during the quarter. The proceeds were used to repay borrowings from Federal Home Loan Bank and fund current operations. The additional decreases reflect principal payments in the normal course of business.

Liabilities decreased from December 31, 2000 to March 31, 2001 by $7 million. Components of this change are:

                                                 (In Millions)
                              March 31            December 30       Change
                             --------------    ------------------   ------------
Deposits                         $     152             $     155       $     (3)
 Advances - FHLB                        42                    46             (4)
                                                                    ------------
             Decrease                                                  $     (7)
                                                                    ============

Deposits decreased primarily due to maturing deposits being withdrawn by public entities.

Advances from FHLB (Federal Home Loan Bank) decreased from December 31, 2000 to March 31, 2001, from repayments funded by sales of mortgage-backed securities.

Results of operations: comparison between the three and six months ended March 31, 2001 and 2000:

Three months ended March 31, 2001 and 2000:

Total interest income decreased $188,635, or 4%. Interest and dividends on investment securities decreased $182,649, or 28%, due to the sales of investment securities previously discussed.

Total interest expense decreased $79,611, or 3%. Interest expense on deposits increased $146,778, or 8%. The increase is due primarily to higher interest rates paid to depositors. The higher interest rates paid were required to attract and retain deposits in the local market. Although interest rates have decreased the first quarter of calendar 2001, the effect of the decrease is not available to reduce expense until maturing deposits are reinvested with the Bank at current lower interest rates. Interest expense on borrowed funds decreased $226,389, or 26% due to repayment of principal on loans to Federal Home Loan Bank previously discussed and declining interest rates on short-term borrowings from Federal Home Loan Bank.

Provision for loan losses decreased $50,000, or 53%. At September 30, 2000 management conducted a complete review of its reserves for losses and concluded reserves were adequate in relation to loan balances. Management believes current additions to the reserves of $45,000 for the quarter is adequate. Management continues to closely monitor the loan portfolios for potential write-downs.

Net interest income after provision for losses decreased $59,204, or 4%. Components of the decrease for the three months ended March 31, are:

                                                          (In Thousands)
                                                     2001       2000     Change
                                                   -------    -------   -------
Interest income                                    $ 4,269    $ 4,457   $  (188)
 Interest expense                                    2,644      2,723       (79)

 Provision for losses on loans                          45         95       (50)
                                                                        -------
                    Decrease                                            $   (59)
                                                                        =======

Non-interest income increased $125,281, or 56%. The increase is due primarily to the gain on sales of available-for-sale investments. Components of the increase are:

                                                           (In Thousands)
                                                      2001       2000     Change
                                                    -------    -------   -------
Net gain on sales of available-for-sale investments $   147    $   33    $  114

 Net gain on sales of loans                              60        41        19
 Other                                                                       (8)
                                                                         ------
                    Increase                                             $  125
                                                                         ======

Non-interest expense increased $52,380, or 5%. The increase is due primarily to increased compensation expenses incurred as a result of filling positions open at March 31, 2000 and annual increases given employees in the quarter ended March 31, 2001. Components of the increase are:

                                                         (In Thousands)
                                                      2001     2000   Change
                                                     ------   ------  -------
Compensation and related expenses                    $ 638    $ 532   $ 106
 Advertising                                            18       35     (17)
 Data processing                                        44       63     (19)
 Other expenses                                        262      278     (16)
 Other changes                                                           (2)
                                                                      -----
                    Increase                                          $  52
                                                                      =====

Net income increased $48,477, or 10%. Components of the increase are:

                                                       (In Thousands)
                                                      2001     2000     Change
                                                     ------   ------   -------
Net interest income after provision for losses       $1,580   $1,639   $  (59)
 Non-interest income                                    349      224      125
 Non-interest expense                                 1,054    1,001      (53)
 Income taxes                                           322      357       35
                                                     ------   ------   ------
Net income                                           $  553   $  505       48
                                                     ======   ======   ======

Six months ended March 31, 2001 and 2000:

Refer to note 9 of the Notes to Consolidated Financial Statements that discusses a change in accounting for derivative instruments and hedging activities.

Total interest income decreased $183,223, or 2%. Interest on loans increased $208,716, or 3%, primarily due to higher loan balances prior to sales of loans and exchange of loans previously discussed. Interest and dividends on investment securities decreased $324,309, or 24%, due to the sales of investment securities previously discussed.

Total interest expense increased $208,423, or 4%. Interest expense on deposits increased $465,598, or 13%. The increase is due primarily to higher interest rates paid to depositors. The higher interest rates paid were required to attract and retain deposits in the local market. Although interest rates have decreased the first quarter of calendar 2001, the effect of the decrease is not available to reduce expense until maturing deposits are reinvested with the Bank at current lower interest rates. Interest expense on borrowed funds decreased $257,175, or 15% due to repayment of principal on loans to Federal Home Loan Bank previously discussed and declining interest rates on short-term borrowings from Federal Home Loan Bank.

Provision for loan losses decreased $140,000, or 61%. At September 30, 2000 management conducted a complete review of its reserves for losses and concluded reserves were adequate in relation to loan balances. Management believes current additions to the reserves of $90,000 for the six months is adequate. Management continues to closely monitor the loan portfolios for potential write-downs.

Net interest income after provision for losses decreased $251,646, or 7%. Components of the decrease for the six months ended March 31, are:

                                                     (In Thousands)
                                                 2001      2000      Change
                                               -------    -------   --------
Interest income                                $ 8,753    $ 8,936   $  (183)
 Interest expense                                5,521      5,313       208
 Provision for losses on loans                      90        230      (140)
                                                                    -------
                    Decrease                                        $  (251)
                                                                    =======

Non-interest income increased $442,138, or 98%. The increase is due primarily to the gain on sales of available-for-sale investments and loans. Components of the increase are:

                                                             (In Thousands)
                                                           2001   2000   Change
                                                           ----   ----   ------
Net gain on sales of available-for-sale investments        $170   $ 43   $127
 Net gain on sales of loans                                 378     92    286
 Other                                                                     29
                                                                         ----
                    Increase                                             $442
                                                                         ====

Non-interest expense increased $41,902, or 2%. The increase is due primarily to increased compensation expenses incurred as a result of filling positions open at March 31, 2000 and annual increases given employees in the quarter ended March 31, 2001. Components of the increase are:

                                                         (In Thousands)
                                                     2001     2000     Change
                                                    ------   ------   -------
Compensation and related expenses                   $1,265   $1,140   $  125
 Advertising                                            39       55      (16)
 Federal insurance premium                              49       71      (22)
 Data processing                                        76      100      (24)
 Other expense                                         499      531      (32)
 Other charges                                                            11
                                                                      ------
                    Increase                                          $   42
                                                                      ======

Net income decreased $72,207, or 7%. Components of the decrease are:

                                                        (In Thousands)
                                                   2001       2000      Change
                                                 -------    -------    -------
Net interest income after provision for losses   $ 3,142    $ 3,394    $  (252)
 Non-interest income                                 893        451        442
 Non-interest expense                              2,069      2,027         42
 Income taxes                                        733        727          6

 Cumulative effect of change in accounting
   for derivative financial instruments net of
   income tax benefit of $125,144                   (214)                 (214)
                                                 -------    -------    -------
Net income                                       $ 1,019    $ 1,091    $   (72)
                                                 =======    =======    =======

Liquidity and Capital Resources:

The Bank is required by the regulations of the Office of Thrift Supervision ("OTS") to maintain liquid assets sufficient to ensure its safety and soundness. The Bank manages its liquidity to meet its funding needs, including: deposit outflows, disbursement of payments collected from borrowers for taxes and insurance, and loan principal disbursements. The Bank also manages its liquidity to meet its asset/liability management objectives.

In addition to funds provided from operations, the Bank's primary sources of funds are: savings deposits, principal repayments on loans and mortgage-backed securities, and matured or called investment securities. In addition, the Bank may borrow funds from the Federal Home Loan Bank of Topeka.

Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, savings deposit flows and prepayments on loans and mortgage-backed securities are significantly influenced by changes in market interest rates, economic conditions and competition. The Bank strives to manage the pricing of its deposits to maintain a balanced stream of cash flows commensurate with its loan commitments.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of core and tangible capital (as defined in regulations) to assets (as defined) and core and total capital to risk weight assets (as defined). Management believes, as of March 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's actual capital amounts (in thousands) and ratios as of March 31, 2001 are presented in the following table:

                                                                                        To Be Well
                                                                                     Capitalized Under
                                                                    For Capital      Prompt Corrective
                                                Actual           Adequacy Purposes:  Action Provisions:
                                           Amount    Ratio       Amount     Ratio      Amount    Ratio
                                          -------    -----      -------     -----     -------    -----
     As of March 31, 2001:
     Total (Risk-Based) Capital           $19,430    17.80%     $ 8,709     8.00%     $10,886    10.00%
         (to Risk Weighted Assets)
     Core (Tier 1) Capital                $18,069    16.60%         n/a       n/a     $ 6,532     6.00%
         (to Risk Weighted Assets)
     Core (Tier 1) Capital - leverage     $18,069     8.30%     $ 8,683     4.00%     $10,854     5.00%
         (to Assets)


                            LANDMARK BANCSHARES, INC.
                         PART I - FINANCIAL INFORMATION
      ITEM 3. - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



The Bank has established an Asset/Liability Management Committee ("ALCO") for the purpose of monitoring and managing interest rate risk. The Bank is subject to the risk of interest rate fluctuations to the extent that there is a difference, or mismatch, between the amount of the Bank's interest-earning assets and interest-bearing liabilities, which mature or reprice in specified periods. Consequently, when interest rates change, to the extent the Bank's interest-earning assets have longer maturities or effective repricing periods than its interest-bearing liabilities, the interest income realized on the Bank's interest-earning assets will adjust more slowly than the interest expense on its interest-bearing liabilities. This mismatch in the maturity and interest rate sensitivity of assets and liabilities is commonly referred to as the "gap." A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a specified period exceeds the amount of interest rate sensitive liabilities maturing or repricing during such period, and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a specified period exceeds the amount of interest rate assets maturing or repricing during such period. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of declining interest rates, a negative gap would result in an increase in net interest income while a positive gap would adversely affect net interest income. The Bank utilizes externally prepared interest rate sensitivity of the net portfolio value reports furnished by the OTS to monitor and manage its interest rate risk.

The Bank has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The mismatch in duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk. In a rising rate environment, in addition to reducing the market value of long-term interest-earning assets, liabilities will reprice faster than assets; therefore, decreasing net interest income. To mitigate this risk, the Bank has placed a greater emphasis on shorter-term, higher yielding assets that reprice more frequently in reaction to interest rate movements. In addition, the Bank has continued to include in total assets a concentration of adjustable-rate assets to benefit the one-year cumulative gap as such adjustable-rate assets reprice and are more responsive to the sensitivity of more frequently repricing interest-bearing liabilities.

The OTS prepares a report quarterly on the interest rate sensitivity of the net portfolio value ("NPV") from information provided by the Bank. The OTS adopted a rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. Implementation of the rule has been delayed until the OTS has tested the process under which institutions may appeal such capital deductions. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. The NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as the result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution.

The following tables present the Bank's NPV as well as other data as of December 31, 2000 (latest information available) as calculated by the OTS, based on information provided to the OTS by the Bank.

Change in Interest
Rates in Basis
Points (Rate Shock)              Net Portfolio Value                   NPV as % of Present Value of Assets
                          $ Amount     $ Change   % Change                  NPV Ratio         Change
----------------------------------------------------------------------------------------------------------
                             (Dollars in Thousands)
      +300 bp               10,525      (13,168)        (56%)                   4.92%          (541 bp)
      +200 bp (1)           15,240       (8,453)        (36%)                   6.95%          (338 bp)
      +100 bp               19,631       (4,062)        (17%)                   8.74%          (159 bp)
         0 bp               23,693                                             10.33%
      -100 bp               35,681       11,988           8%                   11.05%            72 bp
      -200 bp               26,975        3,282          14%                   11.50%           117 bp
      -300 bp               28,699        5,006          21%                   12.10%           177 bp

(1) Denotes rate shock used to compute interest rate risk capital component.

                                                                       December 31, 2000
                                                                       -----------------
Risk Measures (200 Basis Point Rate Shock):
         Pre-Shock NPV Ratio: NPV as % of Present Value of Assets          10.33%
         Exposure Measure: Post-Shock NPV Ratio                             6.95%
         Sensitivity Measure: Decline in NPV Ratio                          3.38%


Utilizing the data above, the Bank, at December 31, 2000, would have been considered by the OTS to have been subject to "above normal" interest rate risk. Accordingly, a deduction from risk-based capital would have been required. However, even with this deduction, the capital of the Bank would continue to exceed all regulatory requirements.

Set forth below is a breakout, by basis points of the Bank's NPV as of December 31, 2000 (latest information available) by assets, liabilities, and off balance sheet items.

                                                                              No
    Net Portfolio Value      -300 bp    -200 bp    -100 bp   Change      +100 bp     +200 bp    +300 bp
    ----------------------------------------------------------------------------------------------------
    Assets                  $237,138   $234,509   $232,325   $229,457   $224,542    $219,324   $213,793
    -Liabilities             208,556    207,615    206,694    205,785    204,891     204,014    203,144
    +Off Balance Sheet           117         81         50         21        (20)        (70)      (124)
                          ------------------------------------------------------------------------------

    Net Portfolio Value     $ 28,699   $ 26,975   $ 25,681   $ 23,693   $ 19,631    $ 15,240   $ 10,525
                          ==============================================================================

Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

Certain shortcomings are inherent in the preceding NPV tables because the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. However, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield of earning assets would tend to reduce net interest income.

In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income. However, changes in only certain rates, such as shorter term interest rate declines without longer term interest rate declines, could reduce or reverse the expected benefit from decreasing interest rates.

                           PART II - OTHER INFORMATION


         Item 1.  Legal Proceedings
                           None
         Item 2.  Changes in Securities and Use of Proceeds
                           None
         Item 3.  Default Upon Senior Securities
                           None
         Item 4.  Submission of Matter to a Vote of Security Holders
                           None
         Item 5.  Other Information

                  Events Subsequent to March 31, 2001:

                  April 21, 2001 the Bank's Hoisington Branch Office was damaged by a tornado. The estimated costs to repair the building are $40,000 to $50,000. The building is valued at $80,000. Costs to repair the building are covered by insurance less a $250 deductible. The Bank is also insured for loss of income and related costs incurred by the Bank during the time period the branch is being repaired. The Bank has another branch located approximately 10 miles from the Hoisington Branch. This branch has assumed responsibility for the day-to-day operations of the Hoisington Branch. Repairs are estimated to be completed June 15, 2001. Management does not believe this event will have a material effect upon the earnings of the Bank, or the Company.

                  On April 19, 2001 the Company filed a current report on Form 8-K with the Securities Exchange Commission. The purpose of the filing was to disclose the possible merger of equals between the Company and MNB Bancshares, Inc.

         Item 6.  Exhibits and Report on Form 8-K
                           None

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




Date     May 11, 2001            LANDMARK BANCSHARES, INC.
     -----------------------


                                 By  /S/  Larry Schugart
                                        ----------------------------------------
                                          LARRY SCHUGART
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)




                                 By  /S/  Stephen H. Sundberg
                                        ----------------------------------------
                                          STEPHEN H. SUNDBERG
                                          Senior Vice President and
                                          Chief Financial Officer
                                          (Duly Authorized Representative)